FOR IMMEDIATE RELEASE

DIJJI CORPORATION UNVEILS NEW CORPORATE IDENTITY
REINFORCING COMPANY’S EVOLUTION AND PROGRESS

Formerly Dwango Wireless, new brand highlights company’s expertise in producing, publishing, and promoting engaging mobile media

SEATTLE —Dec. 12, 2005 — Dijji™ Corporation, a mobile media company that extends premium consumer brands through the mobile channel, today announced a company name change from Dwango® Wireless, (OTCBB:DWGN), effective Dec. 12, 2005. The launch of the Dijji brand and corporate identity also includes an entirely revamped company Web site at www.dijji.com, as well as a new company logo and assets. A new ticker symbol for Dijji Corporation will be announced at 1:05 p.m. PT on Dec. 12, 2005.

The new company brand and name results from the October 2005 trademark and technology separation agreement between Dwango Wireless and Dwango Co., Ltd. (Tokyo Stock Exchange: code 3715), a Japanese mobile entertainment supplier.

“Today’s unveiling of Dijji represents a historic milestone for the company,” said Alexander U. Conrad, president, COO and interim CEO of Dijji Corporation. “When we originally started out five years ago, the market for mobile content was still in its infancy. Since then we are proud to have grown along with this dynamic industry, establishing strong partnerships with many of the leading wireless carriers and premium brand partners in North America. We look forward to building on that success as Dijji.”

Since the company was launched in 2000, Dijji has a proven track record of successfully launching prominent brands such as ESPN, Napster, Playboy, Rolling Stone and USA TODAY into the mobile marketplace. The company has created an extensive library of mobile media entertainment that includes branded content channels, games, graphics & images, messaging, ringtones and video.

“The Dijji brand reflects the company’s commitment to innovation, creativity and growth, which is a parallel to the mobile content industry’s evolution these past few years,” said Jared Nieuwenhuis, director of marketing communications for Dijji. “We are confident that the team behind Dijji will play an instrumental role in moving wireless carriers, partners and consumers from brand awareness to brand insistence throughout the mobile ecosystem.”

Dijji partners with premium brands to produce, publish and promote engaging mobile media, and provides wireless carriers with compelling content from recognized brands that drives wireless data revenue and increased customer loyalty.

About Dijji™ Corporation

Dijji Corp. is a mobile media company that extends premium consumer brands through the mobile channel. Dijji partners with premium brands to produce, publish and promote engaging mobile content for wireless consumers. With its expertise in tailoring recognized consumer brands specifically for mobile, Dijji provides unique content for many of today’s biggest brands including ESPN, Napster, Playboy, Rolling Stone and USA TODAY. The company was established in 2000 as Dwango Wireless and is based in Seattle. For more information, visit www.dijji.com.

Dijji Corporation, Dijji, and the associated logo are trademarks of Dijji Corporation. Dwango® is a trademark of Dwango Co., Ltd. All other trademarks are the property of their respective owners.

Dijji Contact: Jared Nieuwenhuis Director, Marketing Communications Dijji Corp. 206.832.0600 jared.nieuwenhuis@dijji.com	Beth Mayer Text 100 Public Relations for Dijji Corp. 206.267.2023 bethm@text100.com

# # #